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                                                                   Exhibit 10.11

As of October 15, 1998

Roy F. Weston, Inc.
1 Weston Way
West Chester, Pennsylvania 19380
Attention: William G. Mecaughey

         Re: Second Amendment to Credit Agreement

Ladies/Gentlemen:

         Please refer to the Credit Agreement dated as of June 5, 1998 (as previously amended, the "Credit Agreement") between Roy F. Weston, Inc. (the "Company") and Bank of America National Trust and Savings Association (the "Bank").

         The Company and the Bank hereby agree that clause (ii) of the proviso to Section 10.9 of the Credit Agreement is amended in its entirety to read as follows:

         (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, (x) the Company may make payments of principal of, and the Company or any Subsidiary may purchase, Subordinated Debentures in an aggregate amount not exceeding $5,000,000 in any Fiscal Year and (y) the Company may purchase or redeem shares of its Series A common stock in an aggregate amount not exceeding $300,000 after the Effective Date.

         This letter amendment (a) may be executed in counterparts and by the parties on separate counterparts and (b) shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Please evidence your agreement to the foregoing by signing and returning a counterpart of this letter amendment.

Very truly yours,

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION


By:   s/Venita Fields
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Title:
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Agreed as of October 15, 1998
ROY F. WESTON, INC.


By:      s/William G. Mecaughey
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Title:
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